Exhibit 99.1

InPlay Technologies Promotes Van H. Potter to President and CEO

Steven P. Hanson to Remain Executive Chairman

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--November 17, 2008--InPlay Technologies (NASDAQ: NPLA), a developer of innovative human interface devices for electronic products, announced that Van Potter has been named President and Chief Executive Officer. He succeeds Steven P. Hanson, who will remain with InPlay as Executive Chairman.

Potter was also elected to the Board of Directors as a Class 3 director.

“Van has shown tremendous drive and leadership, bringing a combination of technology industry experience and global business expertise. While I plan to stay on as an active participant with the team, I have every confidence in Van’s ability to guide this company to the next level,” said Steve Hanson, Executive Chairman, InPlay.

Potter, 50, joined InPlay in September as President and Chief Operating Officer. Previously he was vice president, business development for Pixtronix, an emerging provider of portable display technologies. Previously, Potter was senior vice president of marketing for International Display Works, which had acquired Three-Five Systems' small form-factor display business. From 2002 to 2005, he held senior management positions with Three-Five, including senior vice president, electronic manufacturing services; senior vice president, business groups and heading up the Display Products division. From 1994 to 2002, Potter held management, marketing and new business development posts at Rogers Corp. and Durel Corp. Potter holds a B.S. in mechanical engineering from Northeastern University and an M.B.A. from Arizona State University.

Hanson, 60, has served as Chief Executive Officer since July 2007, as a director since July 2004, and as Chairman since April 2005. Hanson has over 32 years of senior executive experience in the high-technology industry, including 28 years at Motorola, and over three years as president and chief executive officer of ON Semiconductor. Hanson began his career at Motorola, working his way through the organization in a number of engineering, management and leadership positions. Before leading the leveraged buyout of ON from Motorola, he was senior vice president and general manager for the Standard Components Group. His background includes responsibility for Motorola’s Europe, Middle East and Africa operations, headquartered in Geneva, Switzerland. Hanson holds a BSEE from the College of Engineering at Arizona State University. Hanson also serves as a director for Vitesse Semiconductor Corporation (Pink Sheets: VTSS).

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for computing and communication products. Our mission is to help make complex products easy and intuitive to use by providing a natural method of interaction. InPlay’s integrated digital pen and touch technologies automatically recognize pen or finger input, allowing the user to choose the most effective input method. With the only digital communication-based pen input system, our products offer significant advantages over traditional analog designs. Like the evolution of cell phones from analog to digital, our roadmap enables an increasing number of useful features and functionality for computers, Smartphones and other electronic products. Visit www.inplaytechnologies.com for more information.

CONTACT:
InPlay Technologies, Inc., Scottsdale
Heather Beshears
Vice President, Corporate Communications
480-586-3357
Heather@InPlayTechnologies.com